                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D
                  Under the Securities and Exchange Act of 1934
                                (Amendment No. )*

                              --------------------

                             Atria Communities, Inc.
                                (Name of Issuer)

                          Common Stock, $.10 par value
                         (Title of Class of Securities)

                                    049905102
                                 (CUSIP Number)

                               Stephanie B. Mudick
                             Deputy General Counsel
                              Travelers Group Inc.
                              388 Greenwich Street
                            New York, New York 10013
                                 (212) 816-8000
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                   May 7, 1998
             (Date of event which requires filing of this statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box / /.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

------------------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------------                  ----------------------------
CUSIP No.  049905102                                          Page 2 of 27 Pages
----------------------------------                  ----------------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
            Travelers Group Inc., 52-1568099
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)   [   ]
                                                                    (b)   [   ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY


----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS                       OO


----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEM 2(d) OR 2(e)                                 [   ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION           Delaware


------------------------- -------- ---------------------------------------------
                             7     SOLE VOTING POWER         0
       NUMBER OF
                          -------- ---------------------------------------------
         SHARES              8     SHARED VOTING POWER       1,532,656
      BENEFICIALLY
        OWNED BY
                          -------- ---------------------------------------------
          EACH               9     SOLE DISPOSITIVE POWER    0
       REPORTING
                          -------- ---------------------------------------------
      PERSON WITH           10     SHARED DISPOSITIVE POWER  1,532,656

                          -------- ---------------------------------------------
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON                 1,532,656

----------- --------------------------------------------------------------------

    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)         [   ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            6.3%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                HC

----------- --------------------------------------------------------------------

Item 1.           Security and Issuer.
                  -------------------
                  This statement on Schedule 13D is being filed with respect to the Common Stock, $.10 par value (the "Common Stock"), of Atria Communities, Inc., a Delaware corporation (the "Issuer"), which has its principal executive office at 501 South Fourth Avenue, Suite 140, Louisville, Kentucky 40202.

Item 2.           Identity and Background.
                  -----------------------
                  (a), (b), (c) and (f) This Statement on Schedule 13D is being filed by Travelers Group Inc., a Delaware corporation ("TRV"). All of the Common Stock reported herein is directly beneficially owned by subsidiaries of TRV. The principal executive offices of TRV are located, and the principal business is conducted, at 388 Greenwich Street, New York, New York 10013.

                  TRV is a diversified financial services holding company engaged, through its subsidiaries, in investment and asset management services, consumer finance services and life and property-casualty insurance services.

                  The names, citizenship, business addresses and principal occupations or employments of each of the executive officers and directors of TRV are set forth in Annex A, which is incorporated herein by reference.

                  (d) and (e) Except as set forth or incorporated by reference herein, during the last five years, none of TRV or, to the best knowledge of TRV, any of the persons listed in Annex A hereto, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to any material judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.


Item 3.           Source and Amount of Funds or Other Consideration.
                  -------------------------------------------------
                  The source of funds for the purchases of the shares of Common Stock and Convertible Notes (as defined in Item 5 herein) was working capital of the TRV subsidiaries which purchased the subject securities. The aggregate purchase prices of shares of Common Stock and Convertible Notes are shown on Annex B hereto, which is incorporated herein by reference.


                                 Page 3 of 27 Pages

Item 4.           Purpose of Transaction.
                  ----------------------
                  A portion of the shares of Common Stock reported herein were purchased by a subsidiary of TRV as part of a risk arbitrage strategy. The remainder of the shares of Common Stock and all of the Convertible Notes (as defined in Item 5 herein) reported herein were purchased, independently, by other TRV subsidiaries for investment purposes, in connection with market making activities, or for managed accounts or mutual funds.

                  Subsidiaries of TRV review their respective holdings of Issuer securities on a continuing basis. Depending on such evaluations of the Issuer's business and prospects, and upon future developments (including, but not limited to, market prices of the Common Stock and Convertible Notes and availability and alternative uses of funds, as well as conditions in the securities markets and general economic and industry conditions), each subsidiary may acquire other securities of the Issuer or sell all or a portion of its Common Stock or Convertible Notes or other securities of the Issuer, now owned or hereafter acquired. To the best of TRV's knowledge, all transactions reported herein were made on the basis of publicly available information. Except as otherwise described herein, none of TRV or, to the best knowledge of TRV, any of the persons listed in Annex A hereto, has any plans or proposals relating to or which would result in any of the transactions described in Items 4 (a)-(j) of
Schedule 13D.


Item 5.           Interest in Securities of the Issuer.
                  ------------------------------------
                  (a) and (b) TRV is reporting on behalf of subsidiaries whose individual percentages of beneficial ownership do not exceed 5%. TRV may be deemed to share voting and dispositive power with respect to shares of Common Stock directly beneficially owned by its subsidiaries and may be deemed to have an indirect beneficial interest in such shares. Accordingly, TRV is the only entity whose indirect beneficial ownership on an aggregate basis exceeds 5%.

                  As of the date hereof, TRV may be deemed to beneficially own 1,532,656 shares of Common Stock, which includes 717,855 shares of Common Stock and 814,801 shares of Common Stock issuable upon conversion of $17,000,000 5.0% Convertible Subordinated Notes due 2002 (the "Convertible Notes"). 1,532,656 shares of Common Stock represents 6.3% of the outstanding shares of Common Stock (based on 24,199,663 shares of Common Stock outstanding, which is the sum of the 23,384,862 shares of Common Stock outstanding as of May 11, 1998, as reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, and the 814,801 shares that would be issued upon conversion of the Convertible Notes).

                  Except as set forth or incorporated by reference herein, none of TRV or, to the best knowledge of TRV, the persons listed in Annex A hereto, beneficially owned any Common Stock or Convertible Notes on May 21, 1998.


                                 Page 4 of 27 Pages

                  (c) The dates, number of shares and prices per share for all purchases and sales of Common Stock and Convertible Notes by subsidiaries of TRV from March 8, 1998 through May 21, 1998 are shown on Annex B hereto, which is incorporated herein by reference. All such purchases and sales of Common Stock and Convertible Notes were effected in the over-the-counter market.


Item 6.           Contracts, Arrangements, Understandings or
                  ------------------------------------------
                  Relationships With Respect to Securities of the Issuer.
                  ------------------------------------------------------
                  None of TRV or, to the best knowledge of TRV, the persons listed in Annex A hereto, has any contracts, arrangements, understandings or relationships (legal or otherwise) with any person with respect to securities of the Issuer.


Item 7.           Material To Be Filed As Exhibits.
                  --------------------------------
                  None.


                                 Page 5 of 27 Pages

                                     ANNEXES
                                     -------
A.       Executive Officers and Directors of Travelers Group Inc.

B. Description of Purchases and Sales of shares of Common Stock and Convertible Notes by subsidiaries of TRV from March 8 through May 21, 1998.


                                 Page 6 of 27 Pages

                                    SIGNATURE
                                    ---------
                  After reasonable inquiry and to the best of its knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

May 22, 1998
                                                  TRAVELERS GROUP INC.

                                                  By: /s/ Stephanie B. Mudick
                                                      Name: Stephanie B. Mudick
                                                      Title: Assistant Secretary


                                 Page 7 of 27 Pages

                                                                        May 1998
                                     ANNEX A

                       EXECUTIVE OFFICERS AND DIRECTORS OF
                              TRAVELERS GROUP INC.
                       -----------------------------------

Name, Title and Citizenship                  Principal Occupation and Business Address
--------------------------                   -----------------------------------------

C. Michael Armstrong                         Chairman & Chief Executive Officer
Director (USA)                               AT&T Corp.
                                             295 North Maple Avenue
                                             Basking Ridge, New Jersey 07920

Judith Arron                                 Executive Director
Director (USA)                               Carnegie Hall Corporation
                                             881 Seventh Avenue
                                             New York, New York   10019

Kenneth J. Bialkin                           Partner
Director (USA)                               Skadden, Arps, Slate, Meagher & Flom LLP
                                             919 Third Avenue
                                             New York, New York 10022

Joseph A. Califano, Jr.                      Chairman & Chief Executive Officer
Director (USA)                               The Center on Addiction & Substance Abuse
                                             at Columbia University
                                             152 West 57th Street
                                             New York, New York 10019

James Dimon                                  President & Chief Operating Officer
Director & Executive Officer (USA)           Travelers Group Inc.
                                             388 Greenwich Street
                                             New York, New York 10013


                                  Page 8 of 27 Pages


Name, Title and Citizenship                  Principal Occupation and Business Address
---------------------------                  -----------------------------------------
Leslie B. Disharoon                          Former Chairman, President & Chief Executive Officer
Director (USA)                               Monumental Corporation
                                             2 Chittenden Lane
                                             Owings Mills, Maryland   21117

The Honorable Gerald R. Ford                 Former President of the United States
Director (USA)                               Post Office Box 927
                                             Rancho Mirage, California  92270

Thomas W. Jones                              Vice Chairman
Director & Executive Officer (USA)           Travelers Group Inc.
                                             388 Greenwich Street
                                             New York, New York 10013

Ann Dibble Jordan                            Consultant
Director (USA)                               Former Director of Social Services,
                                             University of Chicago Medical Center
                                             2904 Benton Place, NW
                                             Washington, DC 20008

Robert I. Lipp                               Vice Chairman
Director & Executive Officer (USA)           Travelers Group Inc.
                                             388 Greenwich Street
                                             New York, New York 10013

Michael T. Masin                             Vice Chairman & President - International
Director (USA)                               GTE Corporation
                                             One Stamford Forum
                                             Stamford, Connecticut 06904

Deryck C. Maughan                            Vice Chairman
Director (Great Britain)                     Travelers Group Inc.
                                             388 Greenwich Street
                                             New York, New York 10013

Dudley C. Mecum                              Managing Director
Director (USA)                               Capricorn Management
                                             30 East Elm Street
                                             Greenwich, Connecticut 06830

                                  Page 9 of 27 Pages


Name, Title and Citizenship                  Principal Occupation and Business Address
---------------------------                  -----------------------------------------
Andrall E. Pearson                           Chairman & Chief Executive Officer
Director (USA)                               Tricon Global Restaurants, Inc.
                                             660 Steamboat Road
                                             Greenwich, Connecticut 06830

Frank J. Tasco                               Retired Chairman
Director (USA)                               Marsh & McLennan Companies, Inc.
                                             1166 Avenue of the Americas
                                             New York, New York 10036

Linda J. Wachner                             Chairman, President & Chief Executive Officer
Director (USA)                               Warnaco Group Inc.
                                             90 Park Avenue
                                             New York, New York 10016

Sanford I. Weill                             Chairman & Chief Executive Officer
Director & Executive Officer (USA)           Travelers Group Inc.
                                             388 Greenwich Street
                                             New York, New York 10013

Joseph R. Wright, Jr.                        Chairman & Chief Executive Officer
Director (USA)                               AMTEC, Inc.
                                             599 Lexington Avenue
                                             New York, New York 10022-6030

Arthur Zankel                                Co-Managing Partner
Director (USA)                               First Manhattan Company
                                             437 Madison Avenue
                                             New York, New York 10022

Steven D. Black                              Vice Chairman & Chief Operating Officer
Executive Officer (USA)                      Smith Barney Inc.
                                             388 Greenwich Street
                                             New York, New York 10013

Michael A. Carpenter                         Executive Vice President
Executive Officer (USA)                      Travelers Group Inc.
                                             One Tower Square
                                             Hartford, Connecticut 06183

                                 Page 10 of 27 Pages


Name, Title and Citizenship                  Principal Occupation and Business Address
---------------------------                  -----------------------------------------
Charles J. Clarke                            Chairman & Chief Executive Officer - Commercial Lines
Executive Officer (USA)                      Travelers Property Casualty Corp.
                                             One Tower Square
                                             Hartford, Connecticut 06183

Donald R. Cooper                             Chairman
Executive Officer (USA)                      Resource Deployment Inc.
                                             307 West 7th Street
                                             Fort Worth, Texas 76102

Peter M. Dawkins                             Chairman & Chief Executive Officer
Executive Officer (USA)                      Travelers Group Diversified Distribution Services, Inc.
                                             388 Greenwich Street
                                             New York, New York 10013

Irwin Ettinger                               Executive Vice President
Executive Officer (USA)                      Travelers Group Inc.
                                             388 Greenwich Street
                                             New York, New York 10013

Jay S. Fishman                               Senior Vice President
Executive Officer (USA)                      Travelers Group Inc.
                                             388 Greenwich Street
                                             New York, New York 10013

Jeffrey B. Lane                              Vice Chairman
Executive Officer (USA)                      Travelers Group Inc.
                                             388 Greenwich Street
                                             New York, New York 10013

Jon C. Madonna                               Vice Chairman
Executive Officer (USA)                      Travelers Group Inc.
                                             388 Greenwich Street
                                             New York, New York 10013

Marjorie Magner                              President & Chief Operating Officer
Executive Officer (USA)                      Commercial Credit Company
                                             300 St. Paul Place
                                             Baltimore, Maryland 21202

Heidi G. Miller                              Senior Vice President & Chief Financial Officer
Executive Officer (USA)                      Travelers Group Inc.
                                             388 Greenwich Street
                                             New York, New York 10013

                                 Page 11 of 27 Pages

Name, Title and Citizenship                  Principal Occupation and Business Address
---------------------------                  -----------------------------------------
Joseph J. Plumeri II                         Vice Chairman
Executive Officer (USA)                      Travelers Group Inc.
                                             388 Greenwich Street
                                             New York, New York 10013

Charles O. Prince, III                       Executive Vice President, General Counsel & Secretary
Executive Officer (USA)                      Travelers Group Inc.
                                             388 Greenwich Street
                                             New York, New York 10013

Marc P. Weill                                Senior Vice President
Executive Officer (USA)                      Travelers Group Inc.
                                             388 Greenwich Street
                                             New York, New York 10013

Robert B. Willumstad                         Chairman & Chief Executive Officer
Executive Officer (USA)                      Commercial Credit Company
                                             300 St. Paul Place
                                             Baltimore, Maryland 21202


                                 Page 12 of 27 Pages

                                     ANNEX B

                  Set forth below are the purchases and sales of shares of Common Stock by subsidiaries of TRV from March 8, 1998 through May 21, 1998. The following purchases and sales were made for investment purposes, in connection with market making activities, or for accounts or mutual funds managed by subsidiaries of TRV.


                                         Number of Shares          Number of
                      Trade Date             Purchased            Shares Sold          Price Per Share
                 ------------------------------------------------------------------------------------------

                03/09/1998                                 0              1,000.00                 20.0625
                                                    1,000.00                     0                  19.875
                                                           0              1,000.00                 20.0625
                                                           0              1,000.00                      20
                                                           0              1,000.00                      20
                                                    1,800.00                     0                      20
                                                           0              1,800.00                      20
                                                    1,000.00                     0                 20.0625
                                                           0                   200                 20.0625
                                                    1,000.00                     0                 20.0625
                                                           0                    25                 20.0625
                                                    1,000.00                     0                 20.0625
                                                           0                   800                 20.0625
                                                    1,000.00                     0                 20.0625
                                                    2,000.00                     0                 20.0625
                                                           0                   300                      20
                                                           0                   300                      20
                                                           0                   300                      20
                                                           0                   300                      20
                                                           0                   300                      20
                                                           0                   300                      20
                                                         300                     0                      20
                                                           0                   200                      20
                                                    1,000.00                     0                 20.0625
                                                    1,000.00                     0                 20.0625
                                                    1,600.00                     0                 20.0625
                                                           0                   800                      20
                                                    1,000.00                     0                      20
                                                    1,000.00                     0                 19.9375
                                                           0              4,100.00                 20.0625
                                                           0              1,500.00                 20.0625
                                                           0                   100                   19.75
                                                           0                   150                   19.75
                                                           0                   200                   19.75
                                                           0                   200                   19.75

                                Page 13 of 27 Pages


                                         Number of Shares          Number of
                      Trade Date             Purchased            Shares Sold          Price Per Share
                 ------------------------------------------------------------------------------------------

                                                         500                     0                 20.0625
                                                         500                     0                 19.9375
                                                         100                     0                 20.0625
                                                         100                     0                 20.0000
                  03/10/1998                               0                    15                      20
                                                           0              1,000.00                      20
                                                           0              1,000.00                 20.0625
                                                           0                   400                 20.0625
                                                    2,000.00                     0                 20.0625
                                                           0                   700                 20.0625
                                                           0                    50                 20.0625
                                                    2,300.00                     0                      20
                                                           0                   700                      20
                                                           0              1,000.00                      20
                                                           0              1,000.00                      20
                                                    2,000.00                     0                      20
                                                           0              2,000.00                      20
                                                    2,000.00                     0                      20
                                                           0              1,000.00                      20
                                                         800                     0                 20.0625
                                                    1,000.00                     0                      20
                  03/11/1998                               0                   290                  20.625
                                                           0              1,000.00                 20.0625
                                                           0              1,000.00                 20.0625
                                                           0                   180                   20.25
                                                    1,000.00                     0                   20.25
                                                    1,000.00                     0                   20.25
                                                           0              1,000.00                 20.3125
                                                    2,500.00                     0                 20.3125
                                                           0              2,000.00                 20.3125
                                                           0              1,000.00                 20.3125
                                                           0              1,000.00                 20.3125
                                                         500                     0                 20.3125
                                                    2,500.00                     0                 20.3125
                                                           0              1,000.00                 20.3125
                                                           0              1,000.00                 20.3125
                                                         500                     0                 20.3125
                                                    2,000.00                     0                 20.3125
                                                           0              1,000.00                 20.3125
                                                           0                   300                 20.3125
                                                         500                     0                 20.3125
                                                    1,000.00                     0                 20.3125
                                                           0              1,000.00                 20.3125
                                                           0              1,000.00                  20.375
                                                           0                   500                  20.375

                                Page 14 of 27 Pages


                                         Number of Shares          Number of
                      Trade Date             Purchased            Shares Sold          Price Per Share
                 ------------------------------------------------------------------------------------------

                                                    1,500.00                     0                  20.375
                                                         100                     0                  20.375
                                                           0              1,000.00                    20.5
                                                    1,000.00                     0                    20.5
                                                         600                     0                    20.5
                                                         500                     0                    20.5
                                                    2,000.00                     0                    20.5
                                                    1,000.00                     0                    20.5
                                                    1,000.00                     0                    20.5
                                                    2,200.00                     0                 20.5625
                                                    2,800.00                     0                 20.5625
                                                    5,000.00                     0                 20.5625
                                                         200                     0                 20.5625
                                                    2,300.00                     0                 20.5625
                                                    3,000.00                     0                   20.75
                                                           0              3,000.00                 20.5625
                                                           0              2,000.00                  20.625
                                                           0              1,000.00                 20.8125
                                                           0             10,000.00                 20.5625
                                                           0              5,000.00                    20.8
                  03/12/1998                               0              1,500.00                 21.0625
                                                    2,000.00                     0                   21.25
                                                           0                   200                 21.6875
                                                         200                     0                  20.875
                                                           0              1,000.00                      21
                                                           0              4,000.00                      21
                                                           0              6,000.00                  21.125
                                                           0                   500                 20.9375
                                                    1,000.00                     0                      21
                                                    3,000.00                     0                      21
                                                    1,000.00                     0                      21
                                                    1,000.00                     0                  21.125
                                                    1,000.00                     0                   21.25
                                                    1,000.00                     0                   21.25
                                                    1,000.00                     0                   21.25
                                                    1,000.00                     0                   21.25
                                                    1,000.00                     0                   21.25
                                                    1,000.00                     0                   21.25
                                                         700                     0                    21.5
                                                         300                     0                    21.5
                                                         200                     0                    21.5
                                                         800                     0                    21.5
                                                           0              1,200.00                    21.5
                                                           0              1,000.00                    21.5
                                                           0                   500                 21.6875

                                Page 15 of 27 Pages


                                         Number of Shares          Number of
                      Trade Date             Purchased            Shares Sold          Price Per Share
                 ------------------------------------------------------------------------------------------

                                                    1,000.00                     0                  21.625
                                                           0                   500                    21.5
                                                    1,000.00                     0                 21.4375
                                                    1,000.00                     0                 21.4375
                                                           0              2,000.00                    21.5
                                                           0              1,500.00                 21.4375
                                                           0              3,000.00                    21.5
                                                           0              1,000.00                    21.5
                                                    1,000.00                     0                    21.5
                                                         400                     0                  21.375
                                                    1,000.00                     0                  21.375
                                                    4,000.00                     0                  21.375
                                                    1,000.00                     0                 21.1875
                                                    1,000.00                     0                 21.1875
                                                           0              1,000.00                 21.1875
                                                           0              1,000.00                 21.1875
                                                         200                     0                 21.0000
                                                         150                     0                 21.5625
                                                         800                     0                 21.6250
                                                         700                     0                 21.5000
                                                         150                     0                 21.5625
                                                         200                     0                 21.5625
                                                         300                     0                 21.4375
                                                         600                     0                 21.5625
                  03/13/1998                               0              1,000.00                  21.875
                                                           0                   500                  21.875
                                                    1,000.00                     0                   21.75
                                                           0              1,000.00                 21.8125
                                                    2,000.00                     0                  21.625
                                                    1,000.00                     0                   21.75
                                                    1,000.00                     0                   21.75
                                                           0              1,000.00                   21.75
                                                    1,000.00                     0                   21.75
                                                           0              1,000.00                   21.75
                                                           0              2,000.00                  21.625
                                                    1,000.00                     0                    21.5
                                                    1,000.00                     0                    21.5
                                                           0                   900                      22
                                                    1,900.00                     0                    21.5
                                                           0              2,000.00                    21.5
                                                    2,000.00                     0                    21.5
                                                         500                     0                    21.5
                                                         500                     0                  21.375
                                                           0              1,000.00                  21.375
                                                    1,000.00                     0                  21.375

                                Page 16 of 27 Pages


                                         Number of Shares          Number of
                      Trade Date             Purchased            Shares Sold          Price Per Share
                 ------------------------------------------------------------------------------------------

                                                           0                   500                  21.375
                                                         500                     0                  21.375
                                                         600                     0                 21.3125
                                                           0              2,000.00                 21.3125
                                                           0              2,000.00                  21.375
                                                           0                   500                 21.4375
                                                           0                   400                    21.5
                                                    1,000.00                     0                   21.25
                                                           0              4,000.00                   21.25
                                                    5,000.00                     0                   21.25
                                                           0              1,000.00                   21.25
                                                           0              1,000.00                   21.25
                                                           0                   869                  21.375
                  03/16/1998                               0              1,000.00                  21.375
                                                           0              1,000.00                  21.375
                                                    3,000.00                     0                 21.5625
                                                           0              1,000.00                  21.625
                                                    1,600.00                     0                 21.5625
                                                           0              1,738.00                  21.625
                  03/17/1998                             300                     0                      21
                  03/18/1998                             150                     0                  20.875
                                                           0                   150                  20.875
                                                         600                     0                 20.9375
                                                         500                     0                 21.0000
                                                         800                     0                      21
                  03/19/1998                        3,000.00                     0                  21.125
                                                    1,000.00                     0                  21.125
                                                    1,000.00                     0                      21
                                                           0                   500                  21.125
                                                         600                     0                      21
                                                           0                   600                      21
                                                           0                   400                 21.0625
                                                           0                   600                 21.0625
                                                    1,000.00                     0                 21.0625
                                                           0              1,000.00                 21.0625
                                                           0              1,000.00                 21.0625
                                                    1,000.00                     0                 21.0625
                                                           0              1,000.00                 21.0625
                                                    1,000.00                     0                      21
                                                           0                   400                      21
                                                           0              4,000.00                   21.25
                                                           0                   200                      21
                  03/20/1998                               0                   250                  20.875
                                                    1,000.00                     0                  20.375
                                                    1,000.00                     0                 20.1875

                                Page 17 of 27 Pages


                                         Number of Shares          Number of
                      Trade Date             Purchased            Shares Sold          Price Per Share
                 ------------------------------------------------------------------------------------------

                                                         400                     0                 20.1875
                                                    1,000.00                     0                    20.5
                                                           0              1,800.00                    20.5
                  03/23/1998                               0                   100                  20.625
                  03/24/1998                               0                    20                    20.5
                                                           0                   100                    20.5
                                                         100                     0                    20.5
                                                           0                   300                    20.5
                                                         300                     0                    20.5
                                                    1,000.00                     0                 20.6875
                                                           0              1,738.00                  20.625
                                                           0              1,055.00                  20.625
                                                           0              1,055.00                  20.625
                  03/25/1998                             100                     0                      20
                                                    1,500.00                     0                   20.75
                                                           0              1,000.00                 20.5625
                                                         600                     0                    20.5
                                                         400                     0                    20.5
                                                         100                     0                    20.5
                                                    1,000.00                     0                      20
                                                           0                   800                 19.9375
                                                           0              1,000.00                 19.9375
                                                    1,000.00                     0                 19.9375
                                                           0              1,000.00                 19.9375
                                                    1,000.00                     0                 19.9375
                                                           0              1,000.00                 19.9375
                                                    1,000.00                     0                 19.9375
                                                           0              1,000.00                 19.9375
                                                    1,000.00                     0                      20
                  03/26/1998                               0                   125                      20
                                                           0                   500                  19.875
                                                           0              1,000.00                  19.875
                                                           0              1,000.00                 19.9375
                                                           0                   100                 19.9062
                                                           0              2,000.00                 19.9375
                                                           0              1,000.00                 20.1875
                                                           0                   500                   20.25
                                                    1,000.00                     0                  20.125
                                                         100                     0                 19.4062
                                                           0                   500                 20.0625
                                                           0                   200                 19.9375
                                                           0                   800                 19.9375
                                                    1,500.00                     0                  19.875
                                                           0                   700                 19.9375
                                                    1,900.00                     0                  19.875

                                Page 18 of 27 Pages


                                         Number of Shares          Number of
                      Trade Date             Purchased            Shares Sold          Price Per Share
                 ------------------------------------------------------------------------------------------

                                                           0                   700                 19.9375
                                                           0                   250                 19.9375
                                                    5,000.00                     0                    19.8
                                                         300                     0                      20
                                                         500                     0                      20
                  03/27/1998                               0              1,000.00                  20.125
                                                           0                   738                  20.125
                                                         200                     0                  19.625
                                                         200                     0                  19.625
                                                    1,055.00                     0                   19.75
                  03/30/1998                               0              1,052.00                    19.5
                  03/31/1998                        1,000.00                     0                    19.5
                                                    1,000.00                     0                   19.25
                                                    1,000.00                     0                 19.3125
                                                    1,000.00                     0                 19.3125
                                                           0                   100                   19.25
                                                           0              2,000.00                   19.25
                                                           0                   500                   19.25
                  04/01/1998                               0              1,000.00                  19.375
                                                           0                   200                  19.375
                                                    1,000.00                     0                   19.25
                                                    1,000.00                     0                   19.25
                  04/02/1998                               0              1,000.00                   19.75
                                                    1,000.00                     0                    19.5
                                                           0                   200                 20.4687
                                                         395                     0                    19.5
                                                         100                     0                    19.5
                                                    1,000.00                     0                    19.5
                                                           0              1,000.00                    19.5
                                                           0              1,000.00                  19.375
                                                           0              1,000.00                  19.375
                                                           0              1,000.00                  19.375
                                                    1,000.00                     0                   19.25
                                                           0              1,000.00                  19.375
                                                           0              1,000.00                  19.375
                                                          30                     0                  19.375
                                                         100                     0                 19.4375
                  04/03/1998                        1,900.00                     0                    19.5
                                                           0              1,000.00                  19.125
                                                         300                     0                 19.1875
                                                           0              1,000.00                 19.1875
                                                           0                   100                   19.25
                                                           0              1,500.00                 19.1875
                                                    1,052.00                     0                   19.25
                                                    2,000.00                     0                 19.0625

                                Page 19 of 27 Pages


                                         Number of Shares          Number of
                      Trade Date             Purchased            Shares Sold          Price Per Share
                 ------------------------------------------------------------------------------------------

                                                    2,000.00                     0                 19.1875
                  04/06/1998                               0                   100                   19.75
                                                           0                   100                   19.75
                                                         100                     0                   19.25
                                                           0              1,738.00                  19.375
                  04/07/1998                               0                   200                      19
                                                    1,000.00                     0                      19
                                                         800                     0                 18.8125
                                                    1,000.00                     0                   18.75
                                                    1,000.00                     0                 18.5625
                                                           0              1,000.00                 18.5625
                                                         500                     0                  18.625
                                                           0              1,000.00                 18.6875
                                                           0              1,000.00                  18.875
                                                           0                   500                  18.875
                                                           0                   800                    18.5
                  04/08/1998                               0              1,000.00                  19.125
                                                           0                   600                  19.125
                                                           0                   500                 18.9375
                  04/09/1998                             100                     0                    18.5
                                                    1,500.00                     0                  19.125
                  04/13/1998                               0                   500                      19
                                                           0              1,000.00                  18.875
                                                           0              2,000.00                  18.875
                                                           0              1,000.00                  18.875
                                                           0              1,000.00                  18.875
                                                           0              1,000.00                  18.875
                                                           0              2,000.00                  18.875
                                                    9,100.00                     0                  18.875
                  04/14/1998                               0              1,000.00                   19.25
                                                         300                     0                 18.7812
                                                           0                   500                  19.625
                                                           0                   500                  19.625
                  04/15/1998                               0                   100                 19.9375
                                                    1,000.00                     0                  19.875
                                                    2,000.00                     0                  19.875
                                                           0                   200                  19.875
                                                           0              1,738.00                 19.8125
                  04/17/1998                             125                     0                  19.625
                  04/20/1998                        1,000.00                     0                  19.875

                                                    1,000.00                     0                   19.75
                                                           0              2,000.00                   19.75
                                                    1,000.00                     0                 19.6875
                                                    1,000.00                     0                 19.6875

                                Page 20 of 27 Pages


                                         Number of Shares          Number of
                      Trade Date             Purchased            Shares Sold          Price Per Share
                 ------------------------------------------------------------------------------------------

                                                    1,000.00                     0                 19.6875
                                                           0              9,999.00                  19.625
                                                    1,000.00                     0                  19.625
                                                    1,000.00                     0                  19.625
                                                         300                     0                  19.625
                                                    2,000.00                     0                  19.625
                                                    1,500.00                     0                  19.625
                                                           0                   500                  19.625
                                                    1,200.00                     0                 19.5625
                                                           0              1,000.00                    19.5
                                                           0              1,000.00                    19.5
                                                           0              6,000.00                    19.5
                                                    1,000.00                     0                 19.4375
                                                    1,000.00                     0                 19.4375
                                                    6,600.00                     0                 19.4375
                                                           0              1,000.00                 19.4375
                                                    1,000.00                     0                 19.4375
                                                           0              1,000.00                   19.25
                                                           0              4,000.00                   19.25
                                                           0              4,000.00                   19.25
                                                           0              4,000.00                   19.25
                                                           0              1,000.00                   19.25
                                                    5,000.00                     0                   19.25
                                                    5,000.00                     0                   19.25
                                                           0              1,000.00                   19.25
                                                    1,000.00                     0                   19.25
                                                    1,000.00                     0                   19.25
                                                    1,000.00                     0                   19.25
                                                    1,000.00                     0                   19.25
                                                    5,200.00                     0                   19.25
                                                         125                     0                   19.25
                                                         800                     0                   19.25
                                                         800                     0                 19.1875
                                                    1,000.00                     0                 19.1875
                                                    1,000.00                     0                 19.1875
                                                         900                     0                 19.1875
                                                         100                     0                 19.1875
                                                    1,000.00                     0                 19.1875
                                                    1,000.00                     0                 19.1875
                                                    1,000.00                     0                 19.1875
                                                    1,000.00                     0                 19.1875
                                                    1,000.00                     0                 19.1875
                                                         500                     0                 19.1875
                                                    1,500.00                     0                 19.1875
                                                    1,000.00                     0                 19.1875

                                Page 21 of 27 Pages


                                         Number of Shares          Number of
                      Trade Date             Purchased            Shares Sold          Price Per Share
                 ------------------------------------------------------------------------------------------

                                                    1,000.00                     0                 19.1875
                                                    4,000.00                     0                 19.1875
                                                    1,000.00                     0                 19.1875
                                                    3,000.00                     0                 19.1875
                                                    1,000.00                     0                 19.1875
                                                    1,000.00                     0                 19.1875
                                                    1,000.00                     0                 19.1875
                                                    7,000.00                     0                 19.1875
                                                    1,000.00                     0                 19.1875
                                                    1,000.00                     0                 19.1875
                                                    1,500.00                     0                 19.1875
                                                           0             40,000.00                   19.25
                                                   10,270.00                     0                 19.1875
                                                    1,000.00                     0                 19.1875
                                                    1,970.00                     0                   19.25
                                                         725                     0                 19.1875
                                                    3,000.00                     0                 19.1875
                                                    3,000.00                     0                 19.1875
                  04/21/1998                             200                     0                 19.1875
                                                         500                     0                 19.1875
                                                   20,000.00                     0                 19.2187
                                                         200                     0                 18.8125
                                                         250                     0                 19.1875
                                                    1,000.00                     0                 19.1875
                                                         100                     0                 19.1875
                                                    1,000.00                     0                 19.1875
                                                           0              2,500.00                 19.1875
                                                           0                   200                   19.25
                                                           0              1,000.00                   19.25
                                                           0              1,738.00                   19.25
                                                           0              1,140.00                   19.25
                                                    3,000.00                     0                 19.1875
                                                         900                     0                 19.1875
                                                           0             40,000.00                   19.25
                                                           0             40,000.00                   19.25
                                                           0             40,000.00                   19.25
                  04/22/1998                             100                     0                 19.0625
                                                         100                     0                 19.0625
                                                           0              5,000.00                 19.0625
                                                    1,000.00                     0                 19.0625
                                                           0              2,000.00                 19.0625
                                                         800                     0                 19.0625
                                                    5,000.00                     0                      19
                  04/23/1998                             500                     0                  18.625
                                                    1,000.00                     0                  19.125

                                Page 22 of 27 Pages


                                         Number of Shares          Number of
                      Trade Date             Purchased            Shares Sold          Price Per Share
                 ------------------------------------------------------------------------------------------

                                                    1,000.00                     0                  19.125
                                                         800                     0                  19.125
                                                         200                     0                  19.125
                                                    1,000.00                     0                  19.125
                                                    6,000.00                     0                  19.125
                                                         100                     0                 19.0625
                                                    1,000.00                     0                 19.0937
                                                    2,400.00                     0                 19.0937
                                                         500                     0                  19.125
                                                    6,100.00                     0                  19.125
                                                           0              1,000.00                  19.125
                                                           0              4,000.00                  19.125
                                                           0              1,000.00                  19.125
                                                    1,000.00                     0                  19.125
                                                    8,000.00                     0                  19.125
                                                    1,000.00                     0                  19.125
                                                    5,000.00                     0                  19.125
                                                    1,000.00                     0                  19.125
                                                    4,500.00                     0                  19.125
                                                         500                     0                  19.125
                                                    2,500.00                     0                  19.125
                                                    1,000.00                     0                  19.125
                                                    9,000.00                     0                  19.125
                                                    1,000.00                     0                 19.0937
                                                    4,000.00                     0                 19.0937
                                                    1,000.00                     0                  19.125
                                                    5,000.00                     0                  19.125
                                                    1,000.00                     0                  19.125
                                                         300                     0                  19.125
                                                    8,700.00                     0                  19.125
                                                    1,000.00                     0                 19.0937
                                                    4,000.00                     0                 19.0937
                                                    1,000.00                     0                 19.0937
                                                    4,000.00                     0                 19.0937
                                                    1,000.00                     0                 19.0937
                                                    4,000.00                     0                 19.0937
                                                    1,000.00                     0                 19.0937
                                                    4,300.00                     0                 19.0937
                                                    1,000.00                     0                 19.0937
                                                    8,700.00                     0                 19.0937
                                                    1,000.00                     0                 19.0625
                                                    1,000.00                     0                 19.0625
                                                    1,000.00                     0                 19.0625
                                                    1,140.00                     0                 19.0625
                                                           0             19,000.00                  19.125

                                Page 23 of 27 Pages


                                         Number of Shares          Number of
                      Trade Date             Purchased            Shares Sold          Price Per Share
                 ------------------------------------------------------------------------------------------

                                                           0             26,000.00                  19.125
                                                           0              4,500.00                  19.125
                                                           0              2,500.00                  19.125
                                                           0             48,000.00                  19.125
                  04/24/1998                               0              2,500.00                 19.0625
                                                           0                   600                 19.0625
                                                    1,000.00                     0                 19.0625
                                                         100                     0                 19.0625
                  04/27/1998                               0              1,000.00                 18.9375
                  04/29/1998                        1,000.00                     0                  18.875
                                                           0              1,191.00                  18.875
                  04/30/1998                        1,000.00                     0                      19
                                                    1,000.00                     0                  18.875
                                                    1,000.00                     0                      19
                                                    1,000.00                     0                      19
                                                    1,000.00                     0                      19
                                                    1,000.00                     0                 18.9375
                                                         290                     0                 18.5312
                                                           0                    50                 19.1875
                                                           0                   200                 19.1875
                                                           0                   800                 19.1875
                                                    1,000.00                     0                 19.3125
                                                           0                   100                   19.25
                                                           0              6,200.00                 19.0625
                                                           0              6,200.00                 19.0625
                                                           0              6,200.00                 19.0625
                  05/01/1998                        1,191.00                     0                  19.125
                  05/04/1998                               0              1,000.00                  19.125
                                                           0                   125                  19.125
                  05/05/1998                             400                     0                   18.75
                  05/06/1998                             500                     0                  18.625
                                                           0              1,000.00                 19.0625
                                                         800                     0                      19
                                                         500                     0                 19.0625
                  05/07/1998                        1,000.00                     0                      19
                                                           0              1,000.00                      19
                                                         700                     0                 19.0625
                  05/08/1998                               0                   100                 19.0625
                                                           0                   869                 19.0625
                  05/11/1998                             200                     0                 19.0625
                  05/12/1998                             400                     0                 18.8125
                  05/13/1998                           1,000                     0                 18.4375
                                                           0                 1,000                  18.125
                                                         500                     0                  18.125
                                                       1,000                     0                  18.125

                                Page 24 of 27 Pages


                                         Number of Shares          Number of
                      Trade Date             Purchased            Shares Sold          Price Per Share
                 ------------------------------------------------------------------------------------------

                                                         250                     0                      18
                                                           0                   250                      18
                                                           0                   250                      18
                                                           0                 1,000                 18.0625
                                                         100                     0                  18.125
                  05/14/1998                           1,000                     0                  18.125
                                                           0                 1,500                  18.125
                                                       1,000                     0                  18.125
                                                           0                   500                 18.1875
                                                           0                 1,500                  18.125
                                                           0                 1,000                   18.25
                                                           0                 1,000                   18.25
                                                       1,000                     0                  18.375
                                                       1,000                     0                  18.375
                                                       1,000                     0                  18.375
                                                         450                     0                   18.25
                                                           0                 1,000                 18.3125
                                                       1,600                     0                 18.1875
                  05/15/1998                           1,000                     0                   18.25
                                                           0                 1,500                   18.25
                                                         200                     0                 18.3125
                                                         150                     0                 18.3125
                  05/18/1998                           1,000                     0                  18.125
                                                           0                 1,000                 18.1875
                                                           0                   400                 18.1875
                  05/20/1998                           1,000                     0                   17.75


                                Page 25 of 27 Pages

       The following purchases and sales were made as part of a risk arbitrage strategy.


                                         Number of Shares          Number of
                      Trade Date             Purchased            Shares Sold         Price Per Share
                 -----------------------------------------------------------------------------------------
                       03/18/98               15,000                     0                  21.125
                                              10,000                     0                  21.125
                                              10,000                     0                  21.125
                                              10,000                     0                  21.125
                                              10,000                     0                  21.125
                                              20,000                     0                  21.125
                                              25,000                     0                 21.1875
                       03/24/98                3,000                     0                    20.5
                                              25,000                     0                    20.5
                                              22,000                     0                    20.5
                                               5,000                     0                  20.375
                                               5,000                     0                 20.4374
                                              10,000                     0                 20.4375
                                               9,500                     0                 20.4375
                       03/25/98               10,000                     0                    20.5
                                              10,500                     0                    20.5
                       04/23/98               50,000                     0                  19.125
                       04/24/98               50,000                     0                      19



                                Page 26 of 27 Pages

        Set forth below are the purchases and sales of Convertible Notes by subsidiaries of TRV from March 8, 1998 through May 21, 1998. The following purchases and sales were made by subsidiaries of TRV for investment purposes or in connection with market making activities, or for accounts or mutual funds managed by subsidiaries of TRV.


                                             Number of             Number of
                                         Convertible Notes        Convertible      Price Per Convertible
                      Trade Date             Purchased            Notes Sold                Note
                 -----------------------------------------------------------------------------------------

                       05/07/98            9,590,000                     0                 98.75
                                             870,000                     0                 98.75
                                             265,000                     0                 98.75
                                           2,825,000                     0                 98.75
                                             600,000                     0                 98.75
                                             785,000                     0                 98.75
                                              65,000                     0                 98.75


                                Page 27 of 27 Pages